UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 28, 2004

ITERIS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-10605	95-2588496
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 South Manchester Avenue, Anaheim, California 92802
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (714) 774-5000

Not Applicable
(Former Name or Former Address, if Changed since Last Report)

Item 2.                                   Acquisition or Disposition of Assets

On May 28, 2004 (the “Closing Date”), Iteris Holdings, Inc. (“Iteris Holdings”) completed the purchase of all of the outstanding shares of the preferred stock of its subsidiary, Iteris, Inc. (“Iteris”), which shares were held by DaimlerChrysler Ventures GmbH (“DCV”) and Hockenheim Investment Pte. Ltd. (“Hockenheim”), in exchange for a payment of approximately $17.5 million in cash.  In addition, Iteris Holdings acquired all of the shares of the common stock of Iteris held by DCV in exchange for the issuance of 1,219,445 shares of the Class A common stock of Iteris Holdings.  The purchase and exchange of the shares were made pursuant to a Stock Purchase and Exchange Agreement, dated March 31, 2004, by and among Iteris Holdings, Iteris, DCV and Hockenheim (the “Purchase and Exchange Agreement”).

Pursuant to the Purchase and Exchange Agreement, Iteris Holdings purchased 3,124,913 shares of the Series A Preferred Stock of Iteris from DCV and Hockeneheim for a purchase price of $5.61398 per share.  The purchase price represented the stated redemption value of the preferred stock.  The purchase of the shares was financed principally with a $10.1 million convertible debenture financing completed in May 2004 with a group of institutional investors (as described in Item 5 below), in addition to a $7 million senior credit facility arranged through Wells Fargo Bank.

In accordance with the Purchase and Exchange Agreement, Iteris Holdings issued 1,219,445 shares of its Class A common stock (such 1,219,445 shares, the “Exchange Shares”) to DCV in exchange for 547,893 shares of the common stock of Iteris held by DCV.  Subject to certain exceptions, DCV has agreed not to sell or otherwise transfer the Exchange Shares during the year following the Closing Date.  However, beginning on November 28, 2005, DCV may require Iteris Holdings to repurchase up to 50% of the Exchange Shares at a purchase price of $1.438 per share; and beginning on May 28, 2007, DCV may require Iteris Holdings to repurchase up to 100% of the Exchange Shares at a purchase price of $1.438 per share.  All such rights to require the repurchase of the Exchange Shares expire on September 28, 2007.

Beginning on May 28, 2005, DCV will have the right to request registration of all of the shares of the Class A common stock of Iteris Holdings held by it.  In the event Iteris Holdings decides not to file a registration statement for all such shares, DCV may require repurchase by Iteris Holdings of any or all of its shares of Iteris Holdings common stock at a purchase price of $1.438 per share.

The foregoing description of the terms of the Purchase and Exchange Agreement does not purport to be a complete statement of the parties’ rights and obligations under such agreement or a complete explanation of the material terms of such agreement.  Such description is qualified in its entirety by reference to the definitive Purchase and Exchange Agreement, a copy of which is filed as an exhibit hereto.

Item 5.                                   Other Events

In order to finance the purchase of the shares of Iteris preferred stock described in Item 2 above, Iteris Holdings entered into a Debenture and Warrant Purchase Agreement dated May 19, 2004 (the “Debenture Purchase Agreement”) with a group of institutional investors (which included certain officers of Iteris Holdings), pursuant to which it sold and issued subordinated convertible debentures in the aggregate principal amount of $10.1 million and issued warrants to purchase an aggregate of 639,847 shares of its Class A common stock.

The debentures are due in five years, provide for six percent annual interest, payable quarterly, and are convertible into the Class A common stock of Iteris Holdings at an initial conversion price of $3.61 per share (subject to certain adjustments, including adjustments for dilutive issuances).  From May 19, 2007 until May 18, 2008, the debentures may be redeemed by Iteris Holdings, at its option, at 120% of the principal amount being redeemed; and from May 19, 2008 until the maturity date of May 18, 2009, the debentures may be redeemed at 110% of the principal amount being redeemed.

Pursuant to the Debenture Purchase Agreement, each investor also received two warrants to purchase shares of the Class A common stock of Iteris Holdings.  For every dollar of debenture purchased, each investor received one warrant to purchase approximately 0.03235 shares of Class A common stock at an exercise price of $3.83 per share and a second warrant to purchase approximately 0.03100 shares of Class A common stock at an exercise price of $4.03 per share.  The exercise prices are subject to certain adjustments, including adjustments for dilutive issuances.  The warrants expire on May 18, 2009.

Iteris Holdings has agreed to register for resale the shares underlying the debentures and the warrants.  Under the terms of the Debenture Purchase Agreement, Iteris Holdings may be required to make certain payments to the investors if it does not file a registration statement with the Securities and Exchange Commission (“SEC”) on or prior to July 14, 2004 or if it does not respond to comments to such registration statement, if any, from the SEC within certain time limits.  In addition, Iteris Holdings has granted to each investor a right of first offer with respect to new issuances of its securities, subject to certain exceptions.

Purchasers of the debentures included certain members of the management team of Iteris Holdings, including Greg Miner, the Chief Executive Officer and Chief Financial Officer of Iteris Holdings, and Jack Johnson, a Vice President of Iteris Holdings and the Chief Executive Officer and President of Iteris.

Friend & Co., the investment banking division of B. Riley & Co., acted as placement agent.  In connection therewith, Iteris Holdings issued to persons affiliated with Friend & Co. warrants to purchase an aggregate of 34,061 shares of Class A common stock at an exercise price of $3.61 per share.

Item 7                                      Exhibits

(c)                                  Exhibits

2.1                                 Stock Purchase and Exchange Agreement, dated March 31, 2004, by and among Iteris Holdings, Inc., Iteris, Inc., DaimlerChrysler Venture GmbH and Hockenheim Investment Pte. Ltd.  Iteris Holdings agrees to furnish supplementally a copy of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 10, 2004

ITERIS HOLDINGS, INC.,
a Delaware corporation

	By:	/S/ GREGORY A. MINER
Gregory A. Miner
Chief Executive Officer
and Chief Financial Officer

EXHIBIT INDEX

Exhibits	Description

2.1	Stock Purchase and Exchange Agreement, dated March 31, 2004, by and among Iteris Holdings, Inc., Iteris, Inc., DaimlerChrysler Venture GmbH and Hockenheim Investment Pte. Ltd.